Exhibit 11.1

                     LEGG MASON, INC. AND SUBSIDIARIES
                     COMPUTATION OF EARNINGS PER SHARE
                  (In thousands except per share amounts)


                                                  For the Years Ended March 31,
                                                          Primary (1)(2)
                                         1990       1991       1992       1993        1994
Net earnings per share common stock:

  Net earnings....................    $12,902    $13,524    $21,117    $30,203     $36,048

  Interest expense, net, on
    convertible debentures........       -          -          -          -           -

  Net earnings applicable to
    common stock and other
    dilutive securities...........    $12,902    $13,524    $21,117    $30,203     $36,048

  Weighted average number of
    common shares outstanding
    during the period.............     10,929     10,875     10,969     11,171      11,648

  Additional shares assuming the
    effects of stock options......        307        268        417        403         462

  Weighted average number of
    common shares used to
    calculate net earnings per
    common share..................     11,236     11,143     11,386     11,574      12,110

  Net earnings per common share...    $  1.15    $  1.21    $  1.85    $  2.61     $  2.98

Dividends per common share........    $ 0.216    $ 0.248    $ 0.280    $ 0.312     $ 0.380
  (1) Restated due to pooling of interests transaction.
  (2) Share and per share data adjusted to reflect the 5-for-4 stock split paid September 1993.

                          Exhibit 11.1, Continued

                     LEGG MASON, INC. AND SUBSIDIARIES
                     COMPUTATION OF EARNINGS PER SHARE
                  (In thousands except per share amounts)


                                                  For the Years Ended March 31,
                                                      Fully Diluted (1)(2)
                                         1990       1991       1992       1993        1994
Net earnings per share common stock:

  Net earnings....................    $12,902    $13,524    $21,117    $30,203     $36,048

  Interest expense, net, on
    convertible debentures........      1,203      1,203      1,188      1,207       2,811

  Net earnings applicable to
    common stock and other
    dilutive securities...........    $14,105    $14,727    $22,305    $31,410     $38,859

  Weighted average number of
    common shares outstanding
    during the period.............     10,929     10,875     10,969     11,171      11,648

  Additional shares assuming
    the effects of stock options
    and conversion of convertible
    debentures....................      1,925      1,999      2,120      2,105       4,490

  Weighted average number of
    common shares used to
    calculate net earnings per
    common share..................     12,854     12,874     13,089     13,276      16,138

  Net earnings per common share...    $  1.10    $  1.14    $  1.70    $  2.37     $  2.41
  (1) Restated due to pooling of interests transaction.
  (2) Share and per share data adjusted to reflect the 5-for-4 stock split paid September 1993.